Exhibit 10.12

HONEYWELL INTERNATIONAL INC.

Severance Plan for Corporate Staff Employees

(Involuntary Termination Following a Change in Control)

Amended and Restated

Effective as of

January 1, 2014

HONEYWELL INTERNATIONAL INC.

SEVERANCE PLAN FOR CORPORATE STAFF EMPLOYEES

(Involuntary Termination Following a Change in Control)

1. History and Purpose

This plan constitutes the amendment and restatement, as of January 1, 2014, of the Severance Plan for Corporate Staff Employees (Involuntary Termination following a Change in Control) (the “Plan”) established by Honeywell International Inc. (formerly AlliedSignal Inc.) as of February 6, 1988, and amended and restated effective October 21, 1988, April 1, 1999, October 24, 2000, December 20, 2001 and January 1, 2009.

The purpose of the Plan is to provide severance benefits to Plan Participants in the event of the Involuntary Termination of their employment following a Change in Control.

2. Definitions

As used throughout the Plan, the following terms shall have the following meanings, unless otherwise clearly or necessarily indicated by context:

2.1 Affiliated Company or Affiliated Companies – means any company that is consolidated with Honeywell for federal income tax purposes.

2.2 Annual Incentive Compensation – means the product of (a) times (b), where (a) is a Participant’s target award level under the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, or any successor plan, for the most recent incentive period ended prior to the Change in Control, and (b) is Base Salary. Long-term performance incentive awards shall not be considered in determining Annual Incentive Compensation.

2.3 Base Salary – means the annual base salary, exclusive of bonus, incentive or other extra compensation, being paid to a Participant at the time of an Involuntary Termination, but in no event less than the annual base salary being paid to the Participant on the day prior to a Change in Control.

2.4 Board of Directors – means the Board of Directors of Honeywell.

2.5 Change in Control – is deemed to occur at the time (a) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) acquires ownership of the stock of Honeywell, together with the stock of Honeywell held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Honeywell; or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of Honeywell possessing 30 percent or more of the total voting power of the stock of Honeywell; or (c) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (d) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Honeywell and its Affiliated Companies that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Honeywell and its Affiliated Companies immediately before such acquisition or acquisitions. For purposes of clause (d), gross fair market value means the value of the assets of Honeywell and its Affiliated Companies, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

2.6 Code – means the Internal Revenue Code of 1986, as amended from time to time, together with the applicable final regulations issued thereunder.

2.7 Corporate Staff Employee – means a salaried or non-union hourly employee of Honeywell employed in the United States and who, during a Potential Change In Control Period (as defined in Section 4.5 below) and/or at the time of a Change in Control, (1) is not deployed primarily (i) in support of an operating business of Honeywell, or (ii) in Honeywell’s shared services organization or any successor organization, and (2)(i) has a reporting relationship, prior to a Change in Control, either direct or through one or more other employees, to one of Honeywell’s Senior Vice Presidents, or (ii) reported, prior or subsequent to a Change in Control, directly to the Chief Executive Officer of Honeywell. The Plan Administrator’s final determination as to whether an employee satisfies the definition of Corporate Staff Employee shall be deemed to be conclusive and binding. Notwithstanding any other provision of the Plan to the contrary, any individual who would have first satisfied the definition of Corporate Staff Employee after December 31, 2007 shall not be considered a Corporate Staff Employee.

2.8 Direct Report Officer – means an individual who is designated as an officer of Honeywell by the Board of Directors, and who is in a direct reporting relationship to Honeywell’s Chief Executive Officer.

2.9 Employer – means the entity that employs the Participant, whether it be Honeywell or an Affiliated Company.

2.10 Executive Level Employee – means a position designated as such in the employment records of an Employer. For purposes of this Plan, Executive Level Employee includes Direct Report Officers and Non-Direct Report Officers.

2.11 ERISA – means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the applicable regulations issued thereunder.

2.12 Good Reason – means, without the Participant’s consent, (a) a material reduction in the Participant’s Pay in effect immediately prior to the Change in Control (other than a reduction that is generally applicable to all salaried and non-union hourly employees of Honeywell); (b) the permanent elimination of the Participant’s position, not including a transfer pursuant to the sale of a facility or line of business, provided the Participant is offered substantially comparable employment with the successor employer; (c) in the case of a Participant who is an Executive Level Employee, a material adverse change to the Participant’s position, function, responsibilities or reporting level, or in the standard of performance required of the Participant, as determined immediately prior to a Change in Control; (d) a material change in the geographic location at which the Participant must perform his or her services from the location the Participant was required to perform such services immediately prior to a Change in Control; or (e) an action by Honeywell that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Participant provides written notice to Honeywell identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to Honeywell, Honeywell shall have the opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason termination. If Honeywell fails to cure the events or conditions giving rise to a Participant’s Good Reason termination by the end of the thirty (30) day cure period, the Participant’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Participant has withdrawn such Good Reason termination notice.

2.13 Gross Cause – means (i) a fraud committed against Honeywell, (ii) the misappropriation of Honeywell property, (iii) intentional misconduct that is damaging to Honeywell’s property or business, or (iv) the commission of a felony.

2.14 Honeywell – means Honeywell International Inc., a Delaware corporation, and any successors thereto.

2.15 Involuntary Termination – means (a) a termination, initiated by an Employer, of the Participant’s employment during the Protected Period, other than upon mandatory retirement in compliance with applicable law, or for Gross Cause; or (b) a termination of employment initiated by a Participant during the Protected Period for Good Reason. In evaluating whether a Participant has incurred an Involuntary Termination pursuant to subsection (b) above, the Plan Administrator shall consider the specific facts and circumstances of each Participant’s claim.

2.16 Non-Direct Report Officer – means an individual who is designated as an officer of Honeywell by the Board of Directors, but who is not in a direct reporting relationship to Honeywell’s Chief Executive Officer.

2.17 Other Plan(s) – means any other plan, arrangement, program (including any statutory or other governmental entitlement (including entitlements under foreign law)) or separate agreement (whether formal or informal, written or unwritten), that provides termination, redundancy or similar type benefits.

2.18 Participant – means (a) a Corporate Staff Employee, and (b) such other key management personnel, and their direct reports, who (i) have corporate-wide responsibilities, (ii) hold positions likely to be eliminated upon a Change in Control, and (iii) are designated as Participants by the Chief Executive Officer of Honeywell, in his sole discretion, based on the relevant facts and circumstances at any time prior to a Change in Control.

2.19 Pay – means Base Salary and, as to a Participant who is an Executive Level Employee, Annual Incentive Compensation.

2.20 Plan – means the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control).

2.21 Plan Administrator – means the person or entity identified in Section 5.1 to administer the terms and conditions of the Plan.

2.22 Plan Sponsor – means Honeywell.

2.23 Postponement Period – means for a Specified Employee, the period of six months after the Specified Employee’s last day of active employment with Honeywell (or such other period as may be required by Section 409A of the Code) during which deferred compensation may not be paid to the Specified Employee under Section 409A of the Code.

2.24 Potential Change in Control – means when (a) Honeywell enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (b) Honeywell or any person or group publicly announces an intention to take, or to consider taking, actions which, if consummated, would constitute a Change in Control; (c) any person or group (other than Honeywell, any Affiliated Company or any savings, pension or other benefit plan for the benefit of employees of Honeywell or its Affiliated Companies) becomes the beneficial owner, directly or indirectly, of securities of Honeywell representing 15% or more of the total fair market value or total voting power of the stock of Honeywell (not including in the securities beneficially owned by such person or group any securities acquired directly from Honeywell or its Affiliated Companies); or (d) the Board of Directors adopts a resolution to the effect that, for purposes of the Plan, events that could result in a Change in Control are likely to occur.

2.25 Potential Change in Control Period – means a period commencing when a Potential Change in Control has been triggered, and continuing until the earlier of (a) the occurrence of a Change in Control, or (b) the adoption by the Board of Directors of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

2.26 Potential Participant – means an employee who would satisfy the definition of Participant if a Change in Control had occurred at the beginning of the Potential Change in Control Period.

2.27 Protected Period – means, with respect to each Participant, the period beginning on the date of a Change in Control that occurs after he or she becomes a Participant and ending at the expiration of twenty-four (24) months following such Change in Control.

2.28 Officers’ Severance Plan – means the Honeywell International Inc. Severance Plan for Designated Officers, or the successor plan thereto.

2.29 Service – means a Participant’s aggregate tenure with Honeywell or an Affiliated Company, as modified in accordance with Honeywell’s corporate service crediting policies.

2.30 Severance Pay Period – means the applicable severance period specified in Schedule A attached hereto.

2.31 Specified Employee – means a Participant who, at any time during the twelve (12) month period ending on the “identification date,” is a “specified employee” under Section 409A of the Code. The determination of the “identification date” and of “specified employees” shall be made by Honeywell’s Senior Vice President and General Counsel, or his or her delegee, in accordance with the provisions of Sections 416(i) and 409A of the Code.

3 Participation

The benefits provided under the Plan are limited solely to Participants.

4 Eligibility for and Continuation of Pay, Benefits and Pension Service

4.1 Eligibility for Pay, Benefit and Pension Service Continuation

In the event of a Participant’s Involuntary Termination during the Protected Period, Pay, benefits and pension service continuation shall be provided to the Participant by Honeywell in accordance with Sections 4.2 through 4.5 below.

4.2 Pay, Benefit and Pension Service Continuation

(a) Pay Continuation – A Participant shall receive Base Salary continuation during the Severance Pay Period. Such Base Salary shall be paid in installments in accordance with his or her normal payroll period. In addition, Participants who are Executive Level Employees shall receive Annual Incentive Compensation, paid pro-rata during the Severance Pay Period in accordance with the Participant’s normal payroll period, unless delayed pursuant to Section 14 below.

(b) Benefits Continuation – For the duration of the Severance Pay Period, a Participant shall be entitled to the following employee benefits:

(i) Health Coverage. Basic and contributory medical coverage (including coverage for spouses and qualified dependents if covered on the date of Involuntary Termination) (“Health Plan Coverage”), at the active employee coverage level and prevailing active employee contribution rate, if any; provided, however, that (1) such level of Health Plan Coverage need not exceed the level of Health Plan Coverage in effect on the date of the Participant’s Involuntary Termination; and (2) such continuation of Health Plan Coverage will cease on the earlier of (i) the first month in which the Participant fails to pay to Honeywell the prevailing active employee contribution rate, or (ii) the last day of the month in which the Severance Pay Period ends. Notwithstanding the foregoing, the Health Plan Coverage to be provided hereunder need only be consistent with the coverage provided to similarly situated active employees of Honeywell.

(ii) Life Insurance. Basic and contributory life insurance (including for spouses and qualified dependents if covered on the date of Involuntary Termination) (“Life Insurance Coverage”), at the active employee coverage level and prevailing active employee contribution rates, if any; provided, however, (1) that such level of Life Insurance Coverage shall not exceed the level of

Life Insurance Coverage in effect on the date of the Participant’s Involuntary Termination; and (2) that such continuation of Life Insurance Coverage will cease on the earlier of (i) the first month in which the Participant fails to pay to Honeywell the prevailing active employee contribution rate, or (ii) the end of the Severance Pay Period.

(c) Pension Service Continuation – Participants entitled to benefits under the Plan shall become 100% vested in their defined benefit pension plan benefits (all defined benefit plans, whether qualified or non-qualified, in which a Participant has accrued a benefit are collectively referred to as the “DB Plans”). During their Severance Pay Period, Participants shall continue to be credited with additional age and service credit for purposes of benefit accrual (up to a maximum of twelve (12) months of a Participant’s Severance Pay Period), vesting and eligibility under the DB Plans in which they participate. At the end of a Participant’s Severance Pay Period, Participants shall immediately be credited with three (3) years of age and service, respectively, for purposes of benefit accruals, vesting and eligibility under the DB Plans. The normal policy for qualifying bridge leaves of absence, as reflected in the applicable DB Plans, shall remain applicable thereafter.

4.3 Benefit Limitations

Subject to Section 15.3, to avoid the duplication of benefits, the benefits under this Plan shall be offset and reduced by the amount of any benefits provided under any Other Plan. Notwithstanding any provision of the Plan to the contrary, for any Participant who is a U.S. taxpayer subject to the requirements of Section 409A of the Code, the time and form of payment of any amounts payable under this Plan, as well as any amounts payable under any Other Plans in which the Participant may participate, shall be determined in accordance with the terms of such Other Plans and not this Plan, subject to and consistent with the requirements of Section 409A of the Code.

4.4 Incentive Compensation During Vacation

In the event of a Participant’s Involuntary Termination during the Protected Period, the Participant shall be paid an additional amount with respect to any unused vacation time (not including any “grandfathered” transitional vacation credited to a Participant) (“Vacation Period”), equal to the product of (a) such Participant’s Annual Incentive Compensation, and (b) a fraction, the numerator of which is the sum of the number of days in the Participant’s Vacation Period, and the denominator of which is three hundred sixty-five (365). Any amounts payable pursuant to this Section 4.4 shall be paid to the Participant within sixty (60) days of the Involuntary Termination, unless delay is required pursuant to Section 14.

4.5 Potential Change in Control

In the event a Potential Participant is involuntarily terminated by Honeywell (a) during a Potential Change in Control Period, and (b) under circumstances described in Section 2.15(a) that are related to the Potential Change in Control, the Plan Administrator may, in his sole and absolute discretion, determine that following the consummation of the Change in Control to which the Potential Change in Control relates, severance benefits payable to such Potential Participant under any Other Plans shall be supplemented by some or all of the benefits (payable in such form as the Plan Administrator shall determine) that would have been provided under the Plan to such Potential Participant had a Change in Control occurred immediately prior to his or her involuntary termination.

5 Administration

5.1 Plan Administrator

Prior to the occurrence of a Change in Control, Honeywell’s Senior Vice President-Human Resources and Communications (“SVPHR”), or his delegee, shall be the Plan Administrator within the meaning of Section 3(16)(A) of ERISA, and the named fiduciary within the meaning of Section 402 of ERISA. During a Potential Change in Control Period, Honeywell’s SVPHR shall appoint a person independent of Honeywell or persons operating under its control or on its behalf to be the new Plan Administrator, effective upon the occurrence of a Change in Control, and the SVPHR shall immediately provide to the new Plan Administrator such information with respect to each Participant as shall be necessary to enable the new Plan Administrator to determine the amount of any benefit that is then or may thereafter become payable to such Participant. Honeywell shall pay the new Plan Administrator reasonable compensation for services rendered and shall reimburse such new Plan Administrator for all reasonable expenses incurred in discharging his duties hereunder.

5.2 Powers and Duties of Plan Administrator

Except as otherwise provided in this Section, the Plan Administrator shall have the full discretionary power and authority to (a) determine the amount and timing of any benefit payable under the Plan, in accordance with the requirements of Section 409A of the Code, (b) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), (c) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits, (d) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan, (e) delegate responsibilities to others to assist it in administering the Plan, and (f) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on Honeywell’s records in determining any Participant’s entitlement to, and the amount of, benefits payable under the Plan.

5.3 Benefit Claims and Appeals

The Plan’s benefit claims and appeals procedures shall be as follows:

(a) Any request or claim for Plan benefits shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative that is reasonably calculated to bring the claim to the attention of the Plan Administrator.

(b) The Plan Administrator, or his designee, shall respond, in writing, to any claimant’s claim for benefits under the Plan. Such response shall be provided within ninety (90) days of its receipt by the Plan Administrator or, if special circumstances require and the claimant is so notified, in writing, before the expiration of the initial ninety (90) - day period, within one hundred eighty (180) days of its receipt by the Plan Administrator. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date that the claimant responds to the request for additional information. The response shall be written in a manner calculated to be understood by the claimant and shall, in the case of an adverse benefit determination:

(i) set forth the specific reasons for the adverse benefit determination;

(ii) contain specific references to Plan provisions relative to the adverse benefit determination;

(iii) describe any material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and

(iv) advise the claimant that any appeal of an adverse benefit determination must be made, in writing, to the Plan Administrator within sixty (60) days after receipt of such adverse benefit determination, and must set forth the facts upon which the appeal is based.

(c) If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant (or within sixty (60) days after a deemed denial of the claim), the Plan Administrator’s determination shall become final and conclusive.

(d) If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any pertinent documents and records, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits. In the course of his review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

(e) The Plan Administrator shall advise the claimant and such claimant’s representative, in writing, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60) - day period for not more than an additional sixty (60) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60) - day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner calculated to be understood by the claimant, of (i) the specific reasons for the adverse benefit determination, and (ii) the specific Plan provisions on which the adverse benefit determination was based. The Plan Administrator’s written notice will advise the claimant of his or her right to receive, upon request and free of charge, copies of all documents, records and other information relevant to such claim.

(f) In the event of an adverse benefit determination after the Plan Administrator’s review, the claimant’s sole remedy shall be to file an action in court.

The Plan’s claims procedures do not create any independent rights to Plan benefits. A current or former Participant who files a claim for Plan benefits must satisfy all Plan requirements.

5.4 Prior Determination

A Participant wishing to terminate employment for Good Reason may file a request for a prior determination as to whether his or her termination would satisfy the conditions of Section 2.15(b) based upon the individual facts and circumstances at the time of such request. Such request for a prior determination shall be made in the same manner as a request for benefits in accordance with the procedures described in Section 5.3. A Participant filing a request under this Section 5.4 shall not be required to terminate employment with Honeywell as a prerequisite to filing such request. However, if a Participant does not resign from Honeywell within thirty (30) days after a favorable determination hereunder, such Participant may not thereafter rely on such favorable determination for purposes of determining whether a subsequent resignation satisfies the requirements of Section 2.15(b). If a claim or appeal under this Section 5.4 is pending at the expiration of the Protected Period, or if a claim is made after the Protected Period relating to events or circumstances occurring during the Protected Period, the Participant shall nevertheless be entitled to benefits under the Plan if the Plan Administrator ultimately determines that the facts and circumstances presented to the Plan Administrator would have constituted an Involuntary Termination under Section 2.15(b), provided such Participant resigns from Honeywell within ten (10) days of the receipt of such determination. In the event of an adverse determination hereunder, the submission of a previous request for prior determination under this Section 5.4 shall not preclude a subsequent request made in good faith, provided that any subsequent request is based on facts and circumstances that are substantially different from those existing at the time of any prior request.

5.5 Indemnification

To the extent permitted by law, Honeywell shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

6 Unfunded Obligation

All benefits payable under this Plan shall constitute an unfunded obligation of Honeywell. Payments shall be made, as due, from the general funds of Honeywell. This Plan shall constitute an unsecured promise by Honeywell to pay severance benefits to participants to the extent provided herein.

7 Inalienability of Benefits

No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise; provided, however, if a Participant dies before all cash benefits under the Plan have been paid, the balance of such benefits shall be paid to the Participant’s estate in a lump sum within sixty (60) days following the Participant’s death.. In the event a person who is receiving, or is entitled to receive, benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

8 Withholding

Honeywell shall have the right to withhold any taxes required to be withheld with respect to any payments due under this Plan. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

9 Amendment or Termination

9.1 Plan Amendments

The Board of Directors reserves the right to amend the Plan from time to time prior to a Change in Control. However, no amendment shall reduce any benefit being paid or then payable to a Participant. This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder or to comply with Section 409A of the Code.

9.2 Plan Termination

The Board of Directors reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of persons who were Participants as of the date of such termination.

10 Plan Not a Contract of Employment

Nothing contained in this Plan shall give an employee the right to be retained in the employment of Honeywell. This Plan is not a contract of employment between Honeywell and any employee.

11 Action By Honeywell

Unless expressly indicated to the contrary herein, any action required to be taken by Honeywell may be taken by action of its Board of Directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the Board of Directors or any such officer.

12 Governing Law

The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance with the provisions of ERISA and the laws of the State of New Jersey.

13 Severability

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

14. Code Section 409A

Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. To the extent required by Section 409A of the Code, no benefits shall be paid under this Plan during the Postponement Period to a Specified Employee. If a Participant is a Specified Employee and payment of benefits is required to be delayed for the Postponement Period under Section 409A of the Code, the accumulated amounts withheld on account of Section 409A of the Code shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

This Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, if required by Section 409A of the Code, payments may only be made under this Plan upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. For purposes of Section 409A of the Code, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. For purposes of the Plan, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” as defined under Code Section 409A, to the extent applicable. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses eligible for reimbursement during the period of time specified in the Plan; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan. Any tax gross up payments to be made hereunder shall be made not later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the applicable taxing authority. Notwithstanding anything in this Plan to the contrary, any right of Honeywell to offset or otherwise reduce any sums that may be due or become payable under the Plan to a Participant, including by any overpayment or indebtedness of the Participant, shall be subject to limitations imposed by Section 409A of the Code.

15. Miscellaneous

15.1 Legal Fees

After the Plan Administrator has determined that (i) an employee satisfies the definition of Participant, and (ii) such Participant is entitled to benefits under the Plan, Honeywell shall reimburse such Participant for all reasonable legal fees and expenses incurred by the Participant after a Change in Control in seeking to obtain or enforce the payment of benefits under this Plan if the payment of benefits due and payable is not made within ten (10) days after written request by the Participant. Subject to Section 14, such payments of legal fees shall be made within thirty (30) business days after delivery of the Participant’s written request for payment, accompanied with such evidence of fees and expenses incurred.

15.2 No Waiver

No waiver by a Participant of any breach by Honeywell of, or of any lack of compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In no event shall the failure by a Participant to assert any right under the Plan (including, but not limited to, failure to assert the existence of conditions which would constitute an Involuntary Termination under Section 2.15(b)) be deemed a waiver of such right or any other right provided under the Plan, unless the Participant affirmatively elects, in writing, to waive such right. Notwithstanding the foregoing, no waiver shall be effective if such waiver would result in a violation of Section 409A of the Code.

15.3 Coordination of Benefits

In the event that (a) a Participant is covered by any Other Plan, and (b) such Participant becomes entitled to benefits under the Plan and such Other Plan, then, subject to Section 4.3, each benefit to which the Participant is entitled shall, subject to and consistent with the requirements of Section 409A of the Code, contain those rights and features which combine the most favorable rights and features of such benefit under the Plan and such Other Plan; provided, however, that in no event shall there be any duplication of such benefit.

15.4 Company Policies

All benefits granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board of Directors from time to time, including such policies set forth in Honeywell’s Corporate Governance Guidelines, as such policies may be amended from time to time, subject to and consistent with Section 409A of the Code.

15.5 Clawback Rights

Notwithstanding any other provision of this Plan to the contrary, no legal requirement relating to recoupment or clawback by Honeywell of any amount in the nature of compensation shall be affected by the payment of benefits hereunder, and all such requirements shall remain in effect and shall be enforceable in accordance with their terms.

SCHEDULE A

LENGTH OF SEVERANCE PAY PERIOD

Executive Level Employees	Severance Pay Period

Direct Report Officers	See Officers’ Severance Plan

All Others	18 months

Salary Band	Severance Pay Period

4	Years of Service	Base Salary
	Less than 5	6 months
	At least 5; Less than 10	9 months
	At least 10; Less than 20	12 months
	20 or more	15 months

3 (Exempt Only)	Years of Service	Base Salary
	Less than 10	3 months
	At least 10; Less than 26	6 months
	26 or more	9 months

Non-exempt	Years of Service	Base Salary
	Less than 13	3 months
	At least 13; Less than 26	6 months
	26 or more	9 months
-15-